Exhibit 5.1
JEFFREY G. KLEIN, P.A.
301 Yamato Road Suite 1240
Boca Raton, Florida 33431

Telephone: (561)953-1126	Telefax: (561)994-6693
Email: jklein@jkleinlegal.com

December 8, 2011

TO:         The Board of Directors
Paramount Gold and Silver Corp.

Re: Registration Statement on Form S-8

Gentlemen:

We have acted as counsel to Paramount Gold and Silver Corp, a Delaware corporation,  (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration under the Securities Act of four million (4,000,000) shares of the Company’s common stock, $.001  par value  per share (“Common Stock”), which the Company may issue from time to time pursuant to the Company’s 2011/2012 Stock Incentive and Equity Compensation Plan (the “Plan”).

We have examined such corporate records, documents, instruments and certificates of the Company and have received such representations from Mr. Crupi  and have reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed herein. In such examination, we have assumed, without independent investigation, the genuineness of all signatures and authenticity of all documents, instruments, records and certificates submitted to us as originals.

As to questions of facts material to the opinions expressed below, we have relied without independent check or verification upon certificates and comparable documents of public officials and officers and representatives of the Company and statements of fact contained in the documents we have examined. In our examination and in rendering our opinion contained herein, we have assumed (i) the accuracy of all documents and information furnished to us, (ii) the genuineness of all signatures of all parties; (iii) the authenticity of all corporate records, documents, agreements, instruments and certificates submitted to us as originals and the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies; and (iv) the capacity of natural persons.

Based upon such examination and review and upon the representations made to us by Mr. Crupi,  the Company’s chief executive officer and director,  we are of the opinion that when the Registration Statement becomes effective under the Securities Act and the Shares when  issued in accordance with the terms and conditions of the Plan,  will constitute validly issued, fully paid and non-assessable Shares of the  Company’s common stock.

The opinion expressed herein is limited to the corporate laws of the State of Delaware  and we express no opinion as to the effect on the matters covered of the laws of any other jurisdiction.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to the firm in the Registration Statement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Sincerely,
/s/ Jeffrey G. Klein
Jeffrey G. Klein

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